CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated October 29, 2024, relating to the financial statements and financial highlights of Performance Trust Total Return Bond Fund, Performance Trust Municipal Bond Fund, Performance Trust Multisector Bond Fund and Performance Trust Short Term Bond ETF, each a series of Trust for Professional Managers, for the period and year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Service Providers” in the Statements of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 20, 2024